EX-10.34
CONFIDENTIAL INFORMATION, WORK PRODUCT
AND RESTRICTIVE COVENANT AGREEMENT
THE UNDERSIGNED (“Employee”) has been offered employment with IDEX Corporation or one of its Groups, Divisions or Business Units (IDEX Corporation and its former, current and future Groups, Divisions and Business Units are referred to as “IDEX”; any entity that is part of IDEX and at some point employs Employee is referred to as an “IDEX Entity”; and the particular IDEX Entity that employs Employee as of the date of this Agreement is referred to as “Employer”) and desires to become an employee of Employer or IDEX Entity.
WHEREAS, it is a condition of employment that Employee enter into this Confidential Information, Work Product and Restrictive Covenant Agreement (the “Agreement”); and
WHEREAS, Employee acknowledges that Employee received prior notice that Employee’s execution of this Agreement is a required condition of Employee’s at-will employment with Employer or other IDEX Entity.
IN CONSIDERATION OF employment by Employer, access to and use of Confidential Information and Trade Secrets (both as defined below), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees as follows:

1.	Scope of Agreement.
This Agreement shall apply in connection with all of Employee’s activities on behalf of or with respect to Employer and/or any IDEX Entity.
This Agreement shall continue to apply and remain in full force and effect if Employee is transferred to or otherwise becomes an employee of an IDEX Entity other than Employee’s initial Employer. If Employee is transferred to or otherwise becomes an employee of an IDEX Entity other than Employee’s initial Employer, such other entity shall thereafter be deemed to be Employer for all purposes of this Agreement.
Employer and each IDEX Entity and their respective successors and assigns shall be beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Employee. In the event that Employee’s employment moves from Employer to any IDEX Entity, where allowed by applicable law, this Agreement shall be deemed automatically assigned to the new IDEX Entity. The parties otherwise agree that Employer and each IDEX Entity may assign this Agreement without notice to, or consent from, Employee.

2.	Definitions.
“Confidential Information” means (a) competitively sensitive information, (b) of importance to IDEX, and (c) that becomes known to you through your employment with IDEX. Confidential Information includes, but is not limited to, information about IDEX’s operations, services, and research and development of IDEX’s operations or services; names and other listings of current or prospective customers, vendors, suppliers, and referral sources; proposals to or the terms of any arrangements or agreements with any current or prospective customers, vendors, and suppliers, including payment and pricing information; the implementation of customer-specific projects; the composition or description of future services that will or may be offered by IDEX; marketing strategies; financial and sales information; and technical expertise and know-how developed by IDEX, including the unique manner in which IDEX conducts its business. Confidential Information also includes information disclosed to IDEX by any third party (including but not limited to current or prospective customers) that IDEX is required to treat as confidential. Confidential Information does not include information readily available to the public, so long as it was not made public by you or anyone working on your behalf. It is not necessary that information, data, or materials be a trade secret in order for such information, data, or materials to be Confidential Information.

“Creative Works” means and includes all works of authorship and other creative works of any kind (including but not limited to trademarks, service marks and other marks, trade dresses, logos, trade names, advertising, promotional materials, product and process descriptions, manuals, report forms, spreadsheets, diagrams, plans, charts, blueprints, designs, specifications, prototypes, models, software code, chip designs, and circuitry designs), regardless of form, that directly or indirectly relate to the actual or anticipated business, research or development of IDEX, are directed to or capable of fulfilling any need or inquiry of any customer or potential customer of IDEX, and/or that are conceived, created, developed, made or produced by Employee in whole or in part during Employee’s IDEX Employment (as defined below) or within six months after Employee’s IDEX Employment terminates, whether conceived, created, developed, made or produced alone or with one or more other persons, whether or not any of such other persons are employees of IDEX, whether conceived, created, developed, made or produced during or outside normal work hours, and whether conceived, created, developed, made or produced within or outside the premises of IDEX. For the avoidance of doubt, “Creative Works” shall not be deemed to include works of authorship and other creative works that Employee conceives, creates, develops, makes or produces independent of all work that Employee does for IDEX, entirely on Employee’s own time, and without using any equipment, supplies, facilities, intellectual property, or trade secrets or other confidential or proprietary information of IDEX and do not relate to the current or anticipated business, research or development of IDEX.
“IDEX Employment” means employment with Employer and any IDEX Entity.
“Last Day of Employment” means Employee’s last day of employment with Employer or any IDEX Entity (whichever is later). It does not encompass movement of Employee’s employment directly from Employer to any IDEX Entity. Such movement shall be deemed as continued employment.
“Inventions” means and includes all ideas, discoveries and inventions of any kind, whether or not patentable, that directly or indirectly relate to the actual or anticipated business, research or development of IDEX, are directed to or capable of fulfilling any need or inquiry of any customer or potential customer of IDEX, and/or that are conceived, created or developed by Employee in whole or in part during Employee’s IDEX Employment or within six months after Employee’s IDEX Employment terminates, whether conceived, created or developed alone or with one or more other persons, whether or not any of such other persons are employees of IDEX, whether conceived, created or developed during or outside normal work hours, and whether conceived, created or developed within or outside the IDEX premises. For the avoidance of doubt, “Inventions” shall not be deemed to include ideas, discoveries and inventions that Employee conceives, creates, develops and reduces to practice independent of all work that Employee does for IDEX, entirely on Employee’s own time, and without using any equipment, supplies, facilities, intellectual property, or trade secrets or other confidential or proprietary information of IDEX and do not relate to the current or anticipated business, research or development of IDEX.
“Restricted Activities” means (a) any activity for a non-IDEX person or entity that, during the eighteen (18) months prior to Employee’s Last Date of Employment, is (i) competitive with the business of Employer or IDEX Entity and (ii) involves Employee’s performance of the same or substantially similar material responsibilities that Employee performed on behalf of Employer or IDEX Entity; or (b) any other activity involving the unauthorized use or disclosure (or the likelihood of the unauthorized use or disclosure) of Confidential Information. For purposes of this definition and of Restricted Geographic Area below, the term “material” means the expected job duties and responsibilities associated with Employee’s position or that are requested by Employer or IDEX Entity from time to time.
“Restricted Geographic Area” means (a) any geographic area where Employer or IDEX Entity is doing business during Employee’s employment by Employer or IDEX Entity and where Employee’s use or disclosure of Confidential Information would materially disadvantage Employer or IDEX Entity regardless of Employee’s physical location; or (b) any geographic area where Employee performed material responsibilities for Employer or IDEX Entity and, if Employee’s material responsibilities are confined to any specific location(s), anywhere within a forty (40) mile radius of such specific location(s) where Employee performed material responsibilities - both during the eighteen (18) months prior to Employee’s Last Date of Employment.
“Restricted Period” means the period of Employee’s employment with Employer or IDEX Entity and the following periods of time after Employee’s Last Date of Employment: (a) twelve (12) months for Employee’s Non-Competition and Non-Solicitation of or Interference with Customers obligations under paragraphs 5(a) and 5(b); and (b) twenty-four (24) months for Employee’s Non-Inducement and Non-Hire obligations under paragraph 5(c) of the Agreement.
“Third Party Confidential Information” means Confidential Information of an IDEX customer, supplier, or other third party.
“Third Party Work Product” means Work Product (as defined below) to which IDEX has agreed to grant any right, title, claim, license or interest to any customer or other third party, but only to the extent of the specific right, title, claim, license or interest agreed to be granted to such customer or other third party.
“Trade Secret” means information defined as a trade secret by the applicable state Trade Secrets Act, the Federal Defend Trade Secrets Act of 2016, or other applicable law.
“Work Product” means and includes (a) all Creative Works, (b) all Inventions, and (c) all other work product of any kind that results from any work that Employee does for IDEX.

3.	Confidential Information and Trade Secrets.
(a)    Employee acknowledges that Employee will be provided and/or have access to Confidential Information and Trade Secrets during Employee’s IDEX Employment.
(b)    Employee shall at all times during and after the termination of Employee’s IDEX Employment safeguard and protect the confidential nature of all Confidential Information and Trade Secrets, and take such precautions with respect thereto as Employer or any IDEX Entity may from time to time request.
(c)    Employee shall not at any time during or after the termination of Employee’s IDEX Employment, either individually or on behalf of Employer, an IDEX Entity, or any other person or entity, directly or indirectly:
(i)disclose, use, provide, publish, transfer or otherwise make available or disseminate any Confidential Information or Trade Secrets, except (A) as reasonably required in connection with the proper performance of Employee’s duties and responsibilities with Employer or IDEX Entity, and (B) in the case of Third Party Confidential Information or Trade Secrets, as authorized by the relevant customer, supplier or other third party; or
(ii)sell, market or otherwise attempt to personally profit or benefit in any way from any Confidential Information or Trade Secrets.
(d)    The obligation of non‑disclosure and non‑use of Confidential Information and Trade Secrets shall continue to exist for so long as such information remains confidential (excepting improper use and/or disclosure by Employee or permissible disclosures allowed under this Agreement); if, however, a court requires a shorter duration, then the maximum time allowable by law will control, which will not be less than eighteen (18) months following Employee’s Last Day of Employment.
(e)    Immediately upon the request of IDEX, Employee shall deliver to IDEX all Confidential Information, Trade Secrets and property that IDEX may from time to time request. In addition, at such time as Employee’s IDEX Employment terminates, Employee shall deliver to Employer or IDEX Entity all Confidential Information, Trade Secrets and property in Employee’s possession or control (including in hard copy or electronic form) without retaining any copies thereof or extracts therefrom in any form, except for such Confidential Information, Trade Secrets or property, if any, that IDEX may specifically authorize Employee to retain and then only for the particular purpose or purposes for which Employee is authorized to use such Confidential Information, Trade Secrets or property by IDEX.
(f)    In addition to and not in lieu of the above obligations, Employee shall at all times comply with all restrictions on disclosure and use of Third Party Confidential Information or Trade Secrets imposed under (i) any confidentiality, non-disclosure or other agreement, commitment or undertaking of IDEX with any customer, supplier or other third party of which Employee has been advised or is aware, and (ii) any confidentiality, non-disclosure or other agreement, commitment or undertaking of Employee with any customer, supplier or other third party.

(g)    Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosure of Trade Secrets to attorneys, made under seal, or pursuant to court order is also protected under 18 U.S. Code § 1833 in any retaliation lawsuit based on the reporting of a suspected violation of law.
(h)    Nothing in this Agreement is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Employee or Employee’s employment with Employer or IDEX Entity when required from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to any Federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee is not required to contact Employer or IDEX Entity regarding the subject matter of any such communications before Employee engages in such communications. Nothing in this Agreement is intended to restrict Employee’s legally-protected right to discuss wages, hours or other working conditions with co-workers, or in any way limit Employee’s rights under the National Labor Relations Act or any whistleblower act.

4.	Work Product.

(a)
Employee acknowledges that continuous improvement and innovation are key business strategies and objectives of IDEX, and, during Employee’s IDEX Employment, Employee is expected to conceive, create, develop, make and produce Work Product.

(b)Employee shall fully and promptly disclose to Employer or IDEX Entity all Work Product.
(c)As between Employee and IDEX, all Work Product shall be deemed to be a work made for hire and the sole and exclusive property of IDEX.
(d)Employee hereby assigns to IDEX all of Employee’s current and future right, title, claim and interest in and to all Work Product, including but not limited to all United States and foreign patent rights and copyrights.
(e)Employee shall not at any time during or after the termination of Employee’s IDEX Employment, either individually or on behalf of any other person or entity, directly or indirectly: (i) use any Work Product except (A) as reasonably required in connection with the proper performance of Employee’s duties and responsibilities with Employer or IDEX Entity, and (B) in the case of Third Party Work Product, as authorized by the relevant customer or other third party; or (ii) sell, market, or otherwise attempt to personally profit or benefit in any way from any Work Product.

5.	Restrictive Covenants.
(a)    Non-Competition. Employee agrees that during the Restricted Period and in the Restricted Geographic Area, Employee will not engage in any Restricted Activities; provided that Employee may invest Employee’s funds in securities of a person engaged in a business that is directly competitive with IDEX if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Employee’s holdings represent less than one percent (1%) of the total number of shares or principal amount of the securities of such a person outstanding.
(b)    Non‑Solicitation of or Interference with Customers. Employee acknowledges that the relationships that Employer and any IDEX Entity has with their customers and employees, the goodwill related to such relationships, and the business knowledge, training, and skills of their employees have been developed with significant investments of time, effort, and expense on the part of IDEX and are valuable assets of IDEX. During the Restricted Period, for the purpose of engaging in Restricted Activities, Employee shall not, directly or indirectly: (i) solicit business from or perform services for, or for the benefit of, any established customer or established account of Employer or IDEX Entity with which Employee had contact, participated in the contact, or about which Employee had knowledge of Confidential Information by reason of Employee’s relationship with Employer or IDEX Entity within the eighteen (18) month period prior to Employee’s Last Date of Employment; (ii) solicit business from or perform services for, or for the benefit of, any customer or account that was pursued by Employer or IDEX Entity and with which Employee had contact, participated in the contact, or about which Employee had knowledge of by reason of Employee’s access to or use of Confidential Information within the eighteen (18) month period prior to Employee’s Last Date of Employment; or (iii) influence, seek to influence, or contact for the purpose of influencing or seeking to influence, any person or entity to limit or cease doing business with Employer or IDEX Entity.

(c)    Non‑Inducement and Non-Hire. During the Restricted Period, Employee shall not, directly or indirectly, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire for any non‑IDEX entity, any person who at any time during the eighteen (18) months immediately preceding the date of such solicitation or hire is or was an officer, employee or consultant of Employer or IDEX Entity occupying a position uniquely essential to the management, organization, or servicing of the business of Employer or IDEX Entity to resign from his or her employment, or whom Employee was aware was being actively recruited by IDEX, and with whom Employee had contact or participated in contact during Employee’s employment with Employer or IDEX Entity.
(d)    Covenants are Reasonable. The parties understand and agree that the covenants in this paragraph are necessary and essential to protect IDEX’s proprietary and confidential business information; that the area, duration and scope of the covenants in this paragraph are reasonable and necessary to protect IDEX; that they do not unduly oppress or restrict Employee’s ability to earn a livelihood in Employee’s chosen profession; that they are not an undue restraint on Employee’s trade or any of the public interests that may be involved; that good and valuable consideration exists for Employee’s agreement to be bound by such covenants; and that Employer or IDEX Entity has a legitimate business purpose in requiring Employee to abide by the covenants set forth in this paragraph.

6.	Further Assurances.
Employee shall comply with all instructions and directions of Employer and any IDEX Entity and provide all assistance and cooperation, provide and make available all records, files and information, execute and deliver all assignments, affidavits, certifications and other documents and instruments, and take and do all other actions and things that Employer or any IDEX Entity may at any time and from time to time properly request to protect and preserve Confidential Information, evidence, secure, perfect and protect its rights, title, claims and interests in Work Product, seek and obtain United States and/or foreign patents with respect to Work Product, comply with and carry out agreements, commitments and undertakings made by IDEX to any customer, supplier or other third party relating to Third Party Confidential Information, Trade Secrets and/or Third Party Work Product, or carry out and implement the provisions of this Agreement.
The IDEX Entity that requests Employee to take or perform any action or thing pursuant to this paragraph shall reimburse Employee for Employee’s reasonable and necessary out-of-pocket costs and expenses in taking or performing such action or things; provided, however, that (i) Employee shall advise such IDEX Entity prior to incurring any out-of-pocket cost and expense in excess of $50.00 so that such IDEX Entity can determine whether such out-of-pocket expense is reasonable and necessary in advance of it being incurred and advise Employee whether such IDEX Entity wishes to withdraw or modify its request for Employee to take or perform such action or thing, (ii) Employee shall not be entitled to be reimbursed for any cost or expense that is attributable to or arises out of any failure of Employee to comply with the provisions of this Agreement, and (iii) the obligation to reimburse Employee for out-of-pocket costs and expenses shall not apply in connection with a lawsuit or other legal action to enforce this Agreement against Employee.

7.	Breach and Equitable Remedies.
Employee acknowledges that the restrictions contained in this Agreement, including in paragraphs 2, 3, 4 or 5 above, are necessary to protect the legitimate interests of IDEX and that any violation of this Agreement would result in irreparable harm and injury to Employer or IDEX Entity. In the event of a breach or threatened breach by Employee of the provisions of this Agreement, Employee agrees that Employer or IDEX Entity will be entitled to an injunction, without first posting bond and without notice, restraining Employee from such breach or threatened breach and to any other legal or equitable remedies available to Employer or IDEX Entity. Employer or IDEX Entity will also be entitled to all costs and expenses (including reasonable attorneys’ fees) from Employee should Employee breach this Agreement.

8.	Restrictive Agreements and Restricted Information.
(a)    Except as disclosed on the Schedule of Restrictive Agreements attached to this Agreement, Employee has not made and is not a party or subject to any confidentiality, non-disclosure, inventions, employment or other agreement, commitment or undertaking with a prior employer or any other person or entity that could limit or restrict Employee in the performance of Employee’s duties and responsibilities with Employer or IDEX Entity.

(b)    Employee shall not at any time during Employee’s IDEX Employment disclose, provide or make available to Employer, IDEX Entity or any customer, supplier or other third party with whom IDEX has a relationship any information, data or materials that Employee has obtained from a prior employer, customer, supplier or other third party that may be subject to any restriction on disclosure or use (“Restricted Information”) unless Employee is clearly authorized to disclose, provide or make available such Restricted Information to the person or persons to whom Employee is disclosing, providing or making available such Restricted Information for the purpose or purposes for which such Restricted Information is being disclosed.

9.	Employment at Will.
Unless and except to the extent Employer or IDEX Entity may expressly agree otherwise in a separate written employment agreement with Employee, Employee’s IDEX Employment is and shall at all times be “at will”, and nothing in this Agreement is intended to change Employee’s status as an “at will” employee or create or imply any right or expectation in Employee of continuing IDEX Employment.

10.	Reasonableness, Severability and Reformation.
Employee acknowledges that the provisions of this Agreement and the obligations imposed on Employee under this Agreement are fair and reasonable, not unduly burdensome or restrictive on Employee, and appropriate and necessary for the protection of the property and legitimate business interests of Employer or other IDEX Entity.
The provisions of this Agreement are severable. Employee agrees that if any particular paragraphs, subparagraphs, subparts, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to be valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement; or, if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining non-eliminated paragraphs, subparagraphs, subparts, phrases, words, or other portions of this Agreement shall be enforced.

11.	Miscellaneous.

(a)
This Agreement shall be governed by, interpreted, and enforced in accordance with the internal laws of the State of Delaware of the United States of America, without regard to any principles of conflict of laws. Any action regarding this Agreement or Employee’s employment with or separation from Employer or other IDEX Entity must be brought and prosecuted in the state or federal courts where the principal place of business for Employer or other IDEX Entity is located, and the parties will not dispute that personal jurisdiction or venue is appropriate and convenient in those courts.

(b)This Agreement sets forth the entire agreement and understanding of the parties relating to its subject matter, and no representation, commitment or undertaking has been made to Employee in connection with, or to induce Employee to enter into, this Agreement other than as set forth herein.
(c)The rights and remedies of IDEX under this Agreement, and the liabilities and obligations of Employee under this Agreement, are not exclusive, but are in addition to any and all rights and remedies that IDEX may have, and any and all liabilities and obligations that Employee may have, under any law, statute, rule or regulation, any IDEX corporate policy, or, subject only to paragraph 11(b) above, any other contract or agreement.
(d)This Agreement may be amended, modified, or terminated, and compliance with the provisions of this Agreement may be waived only in writing signed by Employee and a duly authorized officer of Employer. The waiver of or failure to enforce the provisions of this Agreement or other similar agreement that IDEX may have with Employee or any other employee shall not constitute a waiver of or limit or restrict in any way the right of Employer or IDEX Entity to enforce the provisions of this Agreement against Employee. The rights and remedies of IDEX under this Agreement shall be in addition to, and not in lieu of, any rights and remedies that may be available to it independent of this Agreement.
(e)This Agreement shall continue in full force and effect notwithstanding any changes in the terms and conditions of the Employee’s employment with Employer or IDEX Entity, including, without limitation, any change in title, position, duties, or responsibility.
(f)Employee acknowledges that (i) the signing of this Agreement is a condition to Employee being employed by Employer, (ii) Employee would have had no right or entitlement to IDEX Employment by Employer or other IDEX Entity if this Agreement had not been signed by Employee, (iii) Employee was given the right to consult with an attorney prior to signing this Agreement, (iv) if Employee did not consult with an attorney prior to signing this

Agreement, it was a voluntary choice on the part of Employee not to so consult, and (v) Employee is voluntarily entering into this Agreement.
(g)The termination of Employee’s IDEX Employment, regardless of the nature of or reason for the termination, shall not terminate or relieve Employee from complying with the provisions of this Agreement.
(h)Employee agrees that in the event Employee is offered to enter into an employment relationship with a third party at any time during the existence of this Agreement, including in any such other period in which post‑employment obligations of this Agreement apply, the business of which is in any way competitive with Employer or other IDEX Entity, Employee shall immediately advise said other third party of the existence of this Agreement and shall provide said person or entity with a copy of this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

EMPLOYEE	IDEX CORPORATION
Signed: Name: Dated:	By: Name: Title: Dated:

_____________________________________________________________________________________

Employee Name:
Schedule of Restrictive Agreements
(If none, insert “NONE”)